Exhibit 10.53

LICENSE AND SUPPLY AGREEMENT

Between

CYTOPHARM, INC.

&

AMARILLO BIOSCIENCES, INC.

November 16, 2006

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Exhibit I - HBL License and Supply Agreement

Exhibit II - PPM License Agreement

Exhibit III - ISI License Agreement

Exhibit IV - TAMU License Agreement

Exhibit V - Specifications

Exhibit VI - Certificate of Compliance

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LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (“Agreement”) is made as of November 16, 2006 (the “Effective Date”), by and between CytoPharm, Inc., (“CYTO”), a corporation, having a principal place of business at 6 F No. 6, Jungshing Road, Sec. 1, Wugu Shiang, Taipei County 248, Taiwan, and Amarillo Biosciences, Inc., a Texas corporation (“ABI”), with its principal place of business located at 4134 Business Park Drive, Amarillo, Texas 79110, USA. ABI and CYTO are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

WHEREAS, ABI has substantial expertise in the oral use of human interferon alpha (“IFN”) and have proprietary rights and Know-How in the field of formulation of oral IFN;

WHEREAS, ABI is willing to disclose to CYTO the ABI Know-How consisting of human clinical data and all other data, including but not limited to, safety, bioavailability, and clinical trial data necessary for CYTO to obtain regulatory approval for a product for the treatment of human diseases in the Territory; and

WHEREAS, ABI has an exclusive worldwide license (except Japan) to market and distribute the oral formulation of Hayashibara (known as “HBL”) IFN, and desires to provide HBL oral IFN to CYTO on the terms and conditions herein set forth, and CYTO desires to obtain the right to perform clinical trials on, distribute and market, HBL IFN on the terms and conditions herein set forth;

WHEREAS, ABI owns certain proprietary information, intellectual property, Patents and ABI Know-How, and other rights relating to the use of low dose oral IFN for the treatment or prevention of human diseases;

WHEREAS, subject to the terms of this Agreement, ABI desires to grant to CYTO, and CYTO wishes to obtain from ABI, an exclusive supply agreement and distribution license, subject to existing rights, to such Know-How and related intellectual property rights in the Territory in connection with the Product; and

WHEREAS, ABI is willing to grant such rights and licenses to CYTO under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties mutually agree as follows:

ARTICLE I:

DEFINITIONS

(a)  The following terms as used in the Agreement shall, unless the context clearly indicates to the contrary, have the meaning set forth below:

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“ABI Know-How” means all Know-How under the Control of ABI as of the Effective Date and at any time during the TERM related to (but not claimed under) the ABI Patent Rights and which is necessary or useful to develop, Manufacture and/or commercialize the Product, including all information, reports, results, inventions, materials, and any other technical and scientific data, specifications and formulae directly related to the development, regulato-ry approval, Manufacture, testing, use, marketing and/or sale of Product, including non-patentable Improvements, and any nonpublic information relevant to the ABI Patent Rights, including preclinical and clinical data from ABI's past, current or future studies, relating to safety or bioavailability, or preclinical or clinical data relating to the use of HBL oral IFN and/or IFN for the treatment or prevention of human diseases.

“ABI Patent Rights” means all Patent Rights that are under the Control of ABI as of the Effective Date under US patent laws’ protection, and at any time during the TERM that are necessary or useful to the use, development, Manufacture, marketing, promotion, distribution, sale and/or commercialization of the Product for use in the treatment of the Licensed Indications, and Improvements thereto developed by or on behalf of ABI during the TERM.

“ABI Technology” means the ABI Patent Rights and the ABI Know-How.

“Affiliate” means any entity, which directly or indirectly controls, is controlled by or is under common control with either CYTO or ABI. The term “control” as used in the preceding sentence means the power to direct or control the affairs of such entity, and control shall be presumed where CYTO or ABI or their Affiliates (as the case may be) own fifty percent (50%) or more of the voting stock or other equity interests of such entity.

“Applicable Laws” means all applicable laws, rules, Regulations and guidelines within or without the Territory that may apply to the marketing or sale of the Product in the Territory or the performance of either Party's obligations under this Agreement including laws, Regulations and guidelines governing the marketing, distribution and sale of the Product in the Territory, to the extent applicable and relevant, and including all cGMP or current Good Clinical Practices standards or guidelines promulgated by the FDA or the Governmental Authorities and including trade association guidelines. The laws are also under the designated Territory.

“Bulk IFN” means concentrated powdered, frozen, lyophilized or liquid, HBL IFN, which can be used to Manufacture Product.

“Certificate of Compliance” means the certificate of compliance in the form attached hereto as Exhibit B or otherwise requested by regulatory agencies in the Territory.

“CFR” means the United States Code of Federal Regulations.

  “DOH” means the Department of Health of Republic of China (Taiwan).

“cGMP” means current good manufacturing practices as defined in 21 CFR § 110 et seq. and established under the Act and applicable Regulations.

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“Confidential Information” means any confidential information (including Know-How) of a Party relating to any human interferon use, process, method, compound, research project, work in process, future development, scientific, engineering, Manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future product, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information, which the receiving Party can prove by competent evidence:

(a)  is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available or accessible through public domains;

(b)  is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

(c)  is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d)  is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

(e)  is the subject of a written permission to disclose provided by the disclosing Party.

Any Confidential Information will be marked as “Confidential & Proprietary Information” at the foot or head of every page throughout the documents.

“Control” means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Existing Licensees” means, as applicable, Pharma Pacific Management Pty, Ltd. (PPM), HBL and Interferon Sciences, Inc. (ISI), their successors, transferees and licensees.

“Existing Licenses” means, as applicable, the HBL Agreement, the PPM Agreement, the ISI Agreement and the TAMU License Agreement. These licenses will be attached into this document as Exhibit I, Exhibit II, Exhibit III and Exhibit IV, respectively.

“FDA” means the United States Food and Drug Administration.

“First Commercial Sale” means after obtaining the necessary Governmental Approval, the first sale for use, consumption or resale of a Product by CYTO, its Affiliates or its sublicensees in the Territory (excluding any transactions for clinical trials). A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

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“First Right of Refusal” means the right of CYTO to license another clinical indication under terms and conditions noticed in writing by ABI to CYTO. CYTO shall have thirty (30) days to accept such terms, and if it does not do so, ABI shall have the right to license such clinical indication in the Territory to an unrelated third-party under the same terms and conditions theretofore noticed to CYTO, at any time within six (6) months of the expiration of the aforesaid thirty (30) day acceptance period.

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with past practice.

“Good Clinical Practices” means good clinical practices as defined in 21 CFR § 50 et. seq. and § 312 et. seq.

“Governmental Approval” means all permits, licenses and authorizations, including Marketing Authorizations, required by any Governmental Authority in the Territory as a prerequisite to the Manufacturing, packaging, marketing and selling of the Product.

“Governmental Authority” means any federal, state, local or other government, administrative or regulatory agency, authority, body, commission, court, tribunal or similar entity, including other entities in each country in the Territory responsible for the regulation of medicinal products intended for human use.

“HBL” means Hayashibara Biochemical Laboratories, Inc. of Okayama, Japan.

“HBL Agreement” means the Joint Development and Manufacturing/Supply Agreement by and between HBL and ABI dated as of March 13, 1992 (Exhibit Ia), as amended by the First Amendment to Joint Development and Manufacturing/Supply Agreement dated as of January 17, 1996 (Exhibit Ib) and the Addendum to Manufacturing/Supply Agreements dated as of May 10, 1996 (Exhibit Ic) and September 7, 2001 (Exhibit Id).

“HBL IFN” means the cell culture derived human lymphoblastoid IFN produced by HBL.

“Improvements” means any and all developments, inventions or discoveries in the Licensed Indication relating to the ABI Patent Rights developed by ABI, or acquired by ABI at any time during the TERM and shall include developments intended to enhance the safety and/or efficacy of the Product.

“IFN” means human interferon alpha.

“ISI Agreement” means the License Agreement dated October 20, 1989 by and between Interferon Sciences, Inc. and ABI, as successor-in-interest to Amarillo Cell Culture Company, Incorporated (Exhibit III).

“Know-How” means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical,

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biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format, used to produce human interferon alpha and its oral formulation.

“Licensed Indications” means the human clinical indications of hepatitis B and influenza and one additional human clinical indication to be selected by CYTO within 180 days of the execution, treated or treatable by the oral administration of IFN. Failure to notify ABI in writing of their selection of an additional clinical indication within 180 days of execution shall limit CYTO to the clinical indications of hepatitis B and influenza.

“Manufacture” or “Manufacturing Process” means the storage, handling, production, processing and packaging of the Product, in accordance with this Agreement and Applicable Laws.

“Marketing Authorization” means all necessary and appropriate regulatory approvals, including Pricing and Reimbursement Approvals, where applicable, to put the Product on the market in the Territory.

“Material Agreements” means the Existing Licenses, and the TAMU License Agreement (Exhibit IV).

“NDA” means a new drug application, biological license application or establishment license application, as applicable, and all amendments and supplements thereto, filed or to be filed, with the FDA seeking authorization and approval to Manufacture, package, ship and sell the Product as more fully described in the Regulations.

“Net Sales” means the invoice amounts actually received for sales of the Product by CYTO, its Affiliates or sub-licensees in a bona fide arm's length transaction, less the following items, provided that they are bona fide transactions designed to optimize the sales of Product (a) cash discounts and trade allowances actually granted, (b) rebates and charge backs required by Applicable Laws or made pursuant to agreements with customers, (c) credits or allowances actually granted upon claims, damaged goods, outdated goods, rejections or returns of such Product, including recalls, (d) taxes, tariffs and similar obligations, duties or other governmental charges (other than income taxes and inventory taxes) levied on, absorbed or otherwise imposed on sales of such Product in the Territory and shown separately on the invoice, (e) shipping charges, ****.

Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP, or local common practice with certified CPA approval, but shall not include any sales of the Product for pre-clinical or clinical testing or for other than commercial purposes.

In the event CYTO transfers the Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to

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be the standard invoice price then being invoiced by CYTO in an arms length transaction with similar customers for similar amounts less the items set forth in (a) through (g) above.

“Patent Rights” means all rights related to human interferon alpha under patents and patent applications, and any and all patents issuing there from (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisional, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing and all Improvements, supplements, modifications or additions during the term.

“Phase IV” means, as applicable, a study or program designed to obtain additional safety or efficacy data, detect new uses for a drug, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after Government Approval of the Product in the applicable country in the Territory or any such study or program required by the FDA or other applicable Governmental Authority.

“PPM Agreement” means the PPM/ACC Sublicense Agreement dated April 27, 1995 by and between Pharma Pacific Management Pty, Ltd. and ABI (Exhibit II).

“Pricing and Reimbursement Approvals” means any pricing and reimbursement approval, by government agency in the Territory, that must be obtained before placing the Product on the market in the Territory in which such approval is required.

“Prime Rate of Interest” means the prime rate of interest published from time to time in The Wall Street Journal as the prime rate; provided, however that if The Wall Street Journal does not publish the prime rate of interest, then the term “Prime Rate of Interest” shall mean the rate of interest publicly announced by Bank of America, N.A., as its prime rate, base rate, reference rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

“Product” means a formulation or composition containing HBL IFN and designated, detailed, or labeled for oral use in the treatment of the Licensed Indications.

“Regulations” means regulations, statutes, rules, guidelines and procedures promulgated by the FDA or other governmental agency pursuant to the Act or other law, including without limitation, those regulations currently contained in Title 21 of the CFR.

“SFDA” means the State Food and Drug Administration of People’s Republic of China (or China).

“Shipment” or “Shipped” means each individual group of Product received by CYTO from ABI or its agent.

“Specifications” means the specifications for the Product. The initial Specifications are attached hereto as Exhibit V.

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“TAMU License Agreement” means the License Agreement between The Texas A&M University System and ABI dated March 22, 1988 (Exhibit IVa), as amended by Amendment No. 1 dated September 17, 1998 (Exhibit IVb).

“Territory” means both China and Taiwan.

“Third Party” means any entity other than ABI or CYTO or an Affiliate of ABI or CYTO.

“Transfer Fee” means purchase price billed to CYTO by ABI for Product and Bulk IFN.

“Unit” means a single finished dosage form of Product in the form designated by CYTO, which initially, for clinical supplies, shall consist of a 200 mg by weight, with 150 international units by activity, tablet or lozenge. Clinical testing may result in a change in the optimal dose and require a new definition of “Unit.”

(b)  Each of the following terms is defined in the Section or under the defined term set forth opposite such term below:

ABIPreamble
ADESection 9.02
AgreementPreamble
Clinical RecordsSection 2.02(c)
Disputed AmountSection 5.03(a)
DMFSection 2.02(b)
Effective DatePreamble
Force MajeureSection 16.08
CYTOPreamble
IndemniteeSection 13.03
IndemnitorSection 13.03
LossSection 13.01
PartiesPreamble
PartyPreamble
Purchase PriceSection 7.01
RepresentativesSection 15.01
Royalty Payment DateSection 4.02
MILESTONE PAYMENTSSection 4.03
SECSection 15.02
SOPSection 9.02
TERMSection 5.01

(c)  Interpretation. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Section” or “Exhibit” is to the corresponding Section or Exhibit of or to this Agreement; (ii)

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instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) “including” shall mean “including, without limitation”; (v) references to laws, Regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (vi) references to “$” or “dollars” shall mean the lawful currency of the United States; (vii) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (viii) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (ix) references to “days” shall mean calendar days; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, business days and times of day shall be determined by reference to local time in Amarillo, Texas; and (xii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

ARTICLE II:

RESEARCH AND DEVELOPMENT

Section 2.01. ABI Obligations.

(a)  As soon as reasonably practicable after the Effective Date, ABI will make available all ABI Know-How to CYTO for CYTO's inspection and at CYTO's request will provide CYTO with a copy of all ABI Know-How in tangible form and a written summary of all ABI Know-How not in tangible form. In the event CYTO request that more the 1,000 pages be copied in connection with the foregoing, CYTO shall reimburse ABI for ABI’s actual out of pocket costs for making copies in excess of 1,000 pages, CYTO shall pay ABI such amounts within 30 days following CYTO’s receipt of an invoice therefor accompanied by documentation reasonably supporting such invoice.

(b)  ABI agrees to maintain, or ask HBL to maintain, the Drug Master File (“DMF”) for HBL IFN up-to-date at all times during the TERM. ABI shall cooperate fully with CYTO in order to obtain all the Marketing Authorizations, which now are or later become necessary to develop, Manufacture, use, market or sell any Product. Such cooperation shall include, but not be limited to, ABI providing CYTO with the ABI Know-How and ABI appearing at and participating in meetings with regulatory agencies at the reasonable request of CYTO to assist CYTO in obtaining such Marketing Authorizations as are now required, or may in the future be required to Manufacture, use, market or sell any Product. ABI shall execute, or ask third parties to execute, upon request by CYTO, any and all documents reasonably necessary to obtain such Marketing Authorizations. CYTO (with its written pre-approval) shall reimburse ABI for any reasonable out-of-pocket costs, including reasonable attorney's fees, employee salary and travel expenses incurred by ABI in connection with such cooperation. If CYTO will not approve the

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reimbursement, then ABI shall not be required to perform the task. ABI agrees to pay airfare only for one person for up to 3 trips to China and/or Taiwan to cooperate with CYTO during clinical trials and/or to participate in meetings with regulatory agencies.

(c)  ABI shall provide to CYTO or any sub-licensee of CYTO, at CYTO's request and, unless otherwise set forth in this Agreement, CYTO’s sole expense, with ABI Technology reasonably necessary to enable CYTO or such sub-licensee to exercise fully its rights and fulfill its obligations under this Agreement.

(d)  ABI and CYTO will review the Patent Rights related to CYTO’s activities in the Territory. Once the Parties agree to a strategy, CYTO will make its best efforts to maintain all necessary ABI Technology in the Territory (see Section 11.01).

Section 2.02. CYTO Obligations.

(a)  CYTO will use commercially reasonable efforts (as defined in Section 16.01) to timely complete at the sole cost and expense of CYTO (i) clinical trials and development of Product for the treatment of the Licensed Indications, (ii) animal toxicology and other pre-clinical studies required for commercial launch of the Product, and (iii) other tasks supporting commercialization of the final formulation of the Product.

(b)  CYTO shall use commercially reasonable efforts (as defined in Section 16.01) to timely secure any and all Governmental Approvals in the Territory and shall own and maintain all Governmental Approvals and related information as provided herein. The Parties agree and acknowledge that Governmental Approval for the Product will be sought in The Territory.

(c)  The foregoing notwithstanding, it shall be conclusively presumed that CYTO has not used “commercially reasonable efforts” as to a particular Licensed Indication, if (i) CYTO fails to enroll patients in human clinical trials in that Licensed Indication within two (2) years of the Effective Date; or (ii) CYTO fails to achieve commercial sales of a Licensed Indication within seven (7) years of the Effective Date.

(d)  CYTO shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of its duties hereunder (including all data in the form required to be maintained under any Applicable Laws), and any subsequent pre-clinical or clinical studies (the “Clinical Records”). The Clinical Records generated in the Territory shall be owned by CYTO and shall be considered Confidential Information of CYTO and ABI. ABI may request the Clinical Records, and CYTO shall provide the Clinical Records to ABI, subject to applicable laws and regulations. These records include books, records, reports, research notes, charts, graphs, comments, computations, analyses, compilations, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with CYTO's research and development activities with respect to the Product.

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(e)  In the event ABI requests that more than 1,000 pages be copied in connection with the foregoing, ABI shall reimburse CYTO for CYTO’s actual out of pocket costs for making copies in excess of 1,000 pages, ABI shall pay CYTO such amounts within 30 days following ABI’s receipt of an invoice therefor accompanied by documentation reasonably supporting such invoice.

(f)  ABI has the right, upon fifteen business days’ prior written notice to CYTO, to review the Clinical Records associated with human oral IFN upon request and during normal business hours, and CYTO shall, subject to Applicable Laws, provide ABI upon request with a copy of all requested Clinical Records, at ABI’s cost, to the extent reasonably required for the exercise of ABI's rights under this Agreement. ABI may use the Clinical Records and the summaries thereof for commercial and regulatory approval purposes. If ABI wants to provide a non-governmental entity Third Party with the Clinical Records or a summary thereof or use information contained in such records for a commercial purpose, ABI may do so as long as the non-governmental entity Third Party agrees to the Confidentiality provisions of Section 15.01.

Section 2.03. Availability of Resources; Cooperation.

Each Party shall maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such Party hereunder. Upon reasonable advance notice, each Party agrees to make its employees and non-employee consultants reasonably available at their respective work locations to consult with the other Party on issues arising during the collaboration and in connection with any request from any Governmental Authority, including regulatory, scientific, technical and clinical testing issues. Such meeting may be arranged through the internet or site visit. The meetings should be arranged within 15 working days after the requests, where feasible.

Section 2.04. Reporting Obligations of CYTO.

On or prior to December 31st of each year during the TERM of this Agreement CYTO shall provide ABI with a report of ongoing development efforts, including a report of efforts by CYTO with respect to clinical testing, regulatory approval efforts, marketing/sales strategy, and any other areas into which CYTO's reasonable business efforts in accordance with this paragraph may reasonably be categorized. Such report shall be provided in English and shall be accompanied by samples of labeling, instructions, promotional and other support materials, if any, developed for CYTO's sales force, patients, physicians, or other outside parties.

ARTICLE III:

LICENSE

Section 3.01. License and Supply Grant.

Subject to the terms of this Agreement and the Existing Licenses, ABI hereby grants to CYTO:

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(a)  an exclusive sublicense, with rights to sublicense (subject to Section 16.10), under the ABI Technology to use the ABI Technology to market, advertise, promote, Manufacture, offer for sale, sell, and distribute the Product in the Territory; and

(b)  an exclusive sublicense, with rights to sublicense (subject to Section 16.10), under all rights granted to ABI pursuant to the HBL Agreement to market, advertise, promote, Manufacture, offer for sale, sell, and distribute the Product in the Territory.

In addition to the transfer fees and Royalty, if CYTO licenses the right to a third unrelated party (except for those who are CYTO’s subsidiaries), ABI shall receive **** of any license fee, option fee, or other payment, which CYTO may receive for the sublicense of rights under this Agreement to the sale and/or use of Product.

Section 3.02. Restrictions.

CYTO shall have the right to use and sell Product only in the Territory and only for use in the treatment of the Licensed Indications. CYTO shall not seek customers, establish any branch or maintain any distribution depot for Product in any country outside the Territory. CYTO shall not sell Product to any customer in any country outside the Territory or to any customer in the Territory if, to the knowledge of CYTO, such customer intends to resell such Product in any country outside the Territory.

Section 3.03. Retained Rights.

ABI retains all rights other than as set forth in this Agreement to HBL IFN and IFN, including without limitation, the right to test, develop, license, sublicense, market, distribute or otherwise use IFN and HBL IFN for treatment of the Licensed Indications outside the Territory.

Section 3.04. First Right of Refusal.

CYTO shall have a first right of refusal to add to this Agreement as Licensed Indications, in the Territory, other human clinical indications treated or treatable by the oral administration of IFN, as such may become available from ABI from time to time in the future, within the term of this Agreement. In the event ABI should determine to license such an indication or indications in the Territory, ABI shall provide written notice of such intention to CYTO. If ABI proposes to license such indication or indications to any person or entity other than CYTO, ABI shall provide to CYTO, along with such written notice, a complete outline of the substantive terms of such proposed license; CYTO shall thereupon have a period of thirty (30) days to notify ABI, in writing, that it elects to enter into the license, on the terms and conditions set forth in such notice from ABI to CYTO. If CYTO does not so notify ABI of its election to license, then ABI shall be free to license such indication or indications to the party or parties identified in such notice, or to any other party or parties, during a period of ninety (90) days after the expiration of the aforesaid thirty (30) days, and if ABI does not so license the indication or indications within said ninety

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(90) day period, CYTO’s first right of refusal shall be reinstituted, with respect to any future license by ABI of such indication or indications, in the Territory. The first right of refusal contained in this Section 3.04 shall not constitute an obligation on the part of ABI to license any further indication or indications in the Territory and ABI may elect not to develop treatments for any further indications, or if it does develop such, ABI may elect not to license them in the Territory.

ARTICLE IV:

PAYMENTS AND ROYALTIES

Section 4.01. Initial Fee.

On the Effective Date, as an initial license fee, CYTO shall pay to ABI a sum equal to ****. This fee will be wired into ABI’s designated bank account within 30 days of the Effective Date. Failure to make this initial payment shall cause the Agreement to be terminated and to be of no further force or effect (except for Article XV). Upon receipt of the initial license fee, ABI shall provide CYTO with All the existing regulatory documents in ABI’s possession that are needed to obtain government approval for trials in China and Taiwan. The documents include those that submitted to FDA and SFDA for clinical trials.

After ABI notifies CytoPharm in writing or by e-mail of supplying documents above, CYTO will wire into ABI’s designated bank account an additional **** within 30 days.

Section 4.02. Royalty Payments.

During the TERM, CYTO, its Affiliates or sub-licensees in bonafide arm’s length transactions, will pay ABI a royalty on aggregate Net Sales of Product in each calendar year equal to **** each year. Royalties shall be due and payable thirty (30) days after the end of each calendar quarter (each a “Royalty Payment Date”). CYTO may prepay, in whole or in part, any royalties prior to the applicable Royalty Payment Date.

Section 4.03. Milestone Payments.

CYTO shall pay to ABI, as licensing fees, the following milestone payments within 30 calendar days after the occurrence of the specified milestone event with respect to the Product:

(a)  Clinical Trials: CytoPharm will pay **** for first patient enrollment for clinical trials in China for the first Licensed Indication.

(b)  Regulatory Approval: CytoPharm will pay **** for China SFDA Approval for commercialization and marketing in China for the first Licensed Indication.

(c)  Other: CytoPharm will pay **** for gaining approval from DOH for the first Licensed Indication.

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Section 4.04.  Minimum Royalty.

During the TERM, and for each calendar year beginning with the second calendar year after approval of sales of Product in the Territory, CYTO shall pay ABI a minimum royalty, which shall be **** or an actual amount defined in Section 4.02, above, whichever is greater.  The Minimum Royalty calculations and payment therefor shall be made within thirty (30) days after the close of each calendar year, commencing with the first calendar year after approval of sales of Product in the Territory.  Failure to make this Minimum Royalty shall be a reason for Termination pursuant to Section 5.03(a).

Section 4.05. Reports.

CYTO shall furnish to ABI a quarterly written report (in sufficient detail to determine the relevant amounts and dates specified in this Section 4.05), which report shall contain at a minimum (a) the number of lozenges sold; (b) the calculation of Net Sales; (c) royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales; (d) withholding taxes, if any, required by law to be deducted with respect to such sales; (e) the dates of the First Commercial Sale of any Product; and (f) the exchange rates, if any, used to determine the amount of United States dollars (collectively, the “Royalty Statement”). Reports shall be due on the 45th day following the close of each quarter.

Section 4.06. Records and Audits.

During the TERM and for a period of two years thereafter or upon written notice to CYTO received prior to the expiration of such two year period as otherwise required in order for ABI to comply with Applicable Law, CYTO shall keep complete and accurate records in sufficient detail to permit ABI to confirm the completeness and accuracy of the information presented in each Royalty Statement and all payments due hereunder. CYTO shall permit an independent, certified public accountant reasonably acceptable to CYTO to audit and/or inspect those records of CYTO (including financial records) that relate to number of lozenges sold and Net Sales for the sole purpose of verifying the completeness and accuracy of the Royalty Statements and, the calculation of Minimum Royalties, Net Sales and confirming royalty payments for the Product, during the preceding calendar year. Such inspection shall be conducted during CYTO’s normal business hours, no more than once in any 12-month period and upon at least thirty (30) days’ prior written notice by ABI to CYTO. If such accounting firm concludes that such payments were underpaid during the periods reviewed by such accountants, CYTO shall pay ABI the amount of any such underpayments, within thirty (30) days of the date ABI delivers to CYTO such accounting firm's report so concluding that such payments were underpaid. If CYTO fails to remit the payment within thirty (30) days, interest at a rate equal to the Prime Rate of Interest shall be imposed starting from the 31st day. If such accounting firm concludes that such payments were overpaid during such period, ABI shall pay to CYTO the amount of any such overpayments, without interest, within thirty (30) days of the date ABI delivers to CYTO such accounting firm's report so concluding that such payments were overpaid. If ABI fails to remit payment within 30 days, interest at a rate equal to the Prime Rate shall be imposed starting from the 31st day. Provisions in this Section 4.06 requiring either Party

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to pay interest shall not prevent the other Party from immediately taking all actions necessary to collect all amounts due, or to enforce any other remedy under this Agreement. ABI shall bear the full cost of such audit unless such audit discloses an underpayment by more than **** of the amount due during such period. In such case, CYTO shall bear the full cost of such audit. CYTO shall provide ABI a copy of the CYTO audited financial statements with sufficient detail to show the portion of revenue from oral interferon sales each year to be delivered to ABI within 3 months of the end of CYTO’s fiscal year.

Section 4.07. Exchange Rate; Manner and Place of Payment.

All payments hereunder shall be payable in United States dollars. With respect to each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated in writing by ABI, unless otherwise specified in writing by ABI.

Section 4.08. Late Payments.

Unless otherwise provided in this Agreement, upon the failure of CYTO to pay any amount due under this Agreement within five days after receipt of notice by ABI that such amount has become due and payable and has not been paid, CYTO shall pay interest to ABI on such amount from the date such amount is due under this Agreement at the rate of **** per annum calculated on the number of days such payment is delinquent, unless such payment is being disputed by CYTO in good faith pursuant to Section 5.03(a). Nothing in this Section 4.08 shall relieve CYTO of CYTO’s obligation to make payments, risk Termination pursuant to Section 5.03(a), or provide a Royalty Statement pursuant to Section 5.03(b).

Section 4.09. Taxes.

All taxes levied on account of the payments accruing to ABI under this Agreement shall be paid by ABI for its own account, including taxes levied thereon as income to ABI. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by CYTO, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to ABI.

ARTICLE V:

TERM AND TERMINATION

Section 5.01. TERM.

This Agreement will take effect on the Effective Date and will remain in force through December 31, 2016 (the “TERM”) after which it shall automatically be renewed for successive periods of one year each, unless terminated earlier under provisions of this Article V or if notice of termination is given by either Party at least one hundred twenty (120) days prior to the December 31st anniversary of any year after 2016.

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Section 5.02. Termination By CYTO.

CYTO may terminate this Agreement by notice to ABI as follows:

(a)  immediately, if CYTO reasonably determines based upon the clinical trials and after consultation with ABI that receipt of Governmental Approval for a Product is unlikely, and/or

(b)  immediately, if CYTO reasonably determines based upon the market competition and after consultation with ABI that the profitability of the Product is unlikely.

Section 5.03. Termination by ABI.

ABI may terminate this Agreement by notice to CYTO, upon any of the following conditions:

(a)  if CYTO shall fail to make any payments to ABI on the date on which such payments are due hereunder and such failure continues for more than 10 days after CYTO’s receipt of notice of such failure to pay; provided, however, that this subsection (a) shall not apply to any payment, or portion thereof, under this Agreement, which is the subject of a good faith dispute (a “Disputed Amount”) between CYTO and ABI. Any Disputed Amount shall be resolved by the Parties within 30 days from the date CYTO notifies ABI of a good faith dispute; provided, however, if the Disputed Amount cannot be resolved to the mutual satisfaction of the Parties within such 30-day period then either Party may request that the dispute be submitted to the Chief Executive Officers of ABI and CYTO, respectively, or their designees, for joint resolution. If the Disputed Amount is not jointly resolved by the Parties' Chief Executive Officers, or their designees, within ten days after the submission thereto, then ABI shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period for the activities set forth above exceed a maximum of 60 days unless otherwise agreed in writing by the Parties. Further, CYTO may in its discretion elect to pay any such Disputed Amount and in the event such amount is finally determined not to have been payable by CYTO, ABI shall reimburse CYTO for such amount, without interest; or

(b)  if CYTO shall fail to deliver to ABI a Royalty Statement by the Royalty Payment Date and shall fail to cure such default within 30 days after notice from ABI with respect thereto; or

(c)  if CYTO shall commit any material breach of the provisions of this Agreement other than a breach set forth in subsections (a) or (b) above, provided that ABI has first given CYTO notice specifying the details of the material breach, and CYTO has not cured such material breach, if such breach is capable of being cured within such time period, within 45 days of the effective date of such notice; or

(d)  if CYTO fails to market product in the Territory within nine (9) months of the Effective Date, provided all such product registration, governmental approvals, manufacturing process, etc. have been completed and CYTO has had reasonably sufficient time to market the product; or

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(e)  if CYTO fails to use commercially reasonable efforts as required in Section 2.02 regarding any one Licensed Indication, such failure shall be cause for Termination of this Agreement for that particular Licensed Indication but shall not be cause for termination as to other Licensed Indications.

(f)  anytime after 12/31/2016 with or without cause upon 3 months prior written notice to CYTO, or,

(g)   immediately, if the HBL Agreement is terminated.

Section 5.04. Termination Upon Certain Events.

This Agreement may be terminated by the Party specified below immediately upon written notice to the other Party of the occurrence of either of the following events:

(a)  by either Party upon a cessation of operations in the ordinary course of the other Party or the institution by or against such Party as debtor of any proceeding (whether voluntary or involuntary) in bankruptcy or for dissolution, liquidation, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator (or the equivalent thereof in the jurisdiction in question) or any other proceeding under the law for the relief of debtors, if, in the case of an involuntary proceeding, the same shall not have been dismissed or stayed within 45 days after its institution; or

(b)  by either Party if the other Party makes an assignment for the benefit of, or arrangement with, its creditors or becomes unable to pay its debts as they become due.

(c)  A Party's failure to terminate this Agreement for any of the reasons specified in this Section 5.04 shall not in any way be deemed a waiver of such Party's rights in respect thereof or otherwise limit its rights to enforce the obligations hereunder.

Section 5.05. Remedies.

All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

Section 5.06. Effect of Termination.

In the event of termination of this Agreement:

(a)  Neither Party shall be discharged from any liability or obligation to the other Party that became due or payable prior to the effective date of such termination;

(b)  CYTO shall discontinue, and shall cause its Affiliates and sublicensees to discontinue, the sale of the Product; and

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(c)  In the event of termination by ABI under Section 5.03, all duties of ABI (other than under Section 5.08) and all rights (but not duties) of CYTO (other than under Section 5.08) under this Agreement shall immediately terminate without the necessity of any action being taken either by ABI or by CYTO, and

CYTO shall have a period of six months to sell off its inventory of Product existing on the date of termination and shall pay royalties to ABI with respect to such Product sales within 30 days after the expiration of such six-month period.

Section 5.07.  Bankruptcy.

In the event that ABI as a debtor in possession, or a trustee in bankruptcy under the U.S. Bankruptcy Code, rejects this Agreement or CYTO’s right to continue the licenses under this Agreement, CYTO may elect to retain its license rights under the Agreement by paying all applicable fees, and otherwise acting in accordance with Section 365(n) of the U.S. Bankruptcy Code. Thereafter, neither ABI as debtor in possession, nor a trustee in bankruptcy, shall interfere with the rights of CYTO to use the ABI Technology under this Agreement.

Section 5.08. Continuing Obligations.

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as otherwise set forth in this Agreement, the obligations and rights of the Parties under Articles X, XIII, XIV (other than Section 14.03), and Sections 5.06-5.09, and 12.03, and 15.01 (for the period set forth therein) shall survive expiration or termination of this Agreement.

Section 5.09. Return of Confidential Information.

Except to the extent necessary for CYTO to exercise its rights to the ABI Technology under Section 5.07, within 30 days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party. Notwithstanding the provisions of this Section 5.09, either Party may retain one (1) copy of such Confidential Information for the sole purpose of determining its continuing confidentiality obligation to the other Party under this Agreement.

ARTICLE VI:

SUPPLY, MANUFACTURE AND PURCHASE OF PRODUCT

Section 6.01. Supply of Product and Bulk Interferon.

Subject to the terms of this Agreement, ABI agrees to ask HBL to Manufacture or cause to be Manufactured for, and sell exclusively to CYTO in the Territory, CYTO’s total requirements for the Product in the Territory on the terms and conditions set forth herein. ABI

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shall provide Product or Bulk IFN from HBL as directed in a forecast by CYTO, at CYTO’s sole discretion. CYTO may, at CYTO’s sole expense, subcontract any part of the Manufacturing Process for the Product to Third Parties provided the Product and the facilities used to Manufacture the Product continue to meet the requirements set forth in this Agreement. CYTO will bear the cost of validation and necessary stability testing, and any manufacturing setup costs or up front fees.

Section 6.02. Supply and Manufacturing Rights.

(a) During the TERM, CYTO shall have the right to purchase Product or Bulk IFN from ABI in accordance with the terms of this Agreement. CYTO shall have the right to Manufacture Product from Bulk IFN.

(b) If at any time during the TERM ABI shall have both (i) materially breached this Agreement, and (ii) filed for protection under the bankruptcy laws of the United States, CYTO may thereafter attempt to negotiate and enter into an agreement with HBL pursuant to which HBL will supply CYTO with IFN.

Section 6.03. Quality Assurance.

ABI shall ask HBL to Manufacture or cause to be Manufactured the Product in accordance with the Specifications and this Agreement. CYTO shall promptly notify ABI in writing of any changes required by a Governmental Authority in the Specifications or CYTO’s quality assurance procedures that would render ABI or its supplier unable to supply the Product in accordance with the terms of this Agreement. The Parties agree to develop and execute an appropriate action plan in such situation. Any additional costs or expenses shall be paid by CYTO.

Section 6.04.  ABI's Duties.

ABI agrees to ask HBL to furnish to CYTO with every Shipment a written certificate of analysis and Certificate of Compliance that confirms conformity of the Product to the Specifications and this Agreement. CYTO shall analyze each Shipment promptly upon receipt in accordance with Section 8.02. In addition, ABI shall as HBL to:

(a)  provide CYTO with written sampling and testing procedures used by ABI or its manufacturer to assure that the Product conforms to the Specifications;

(b)  retain a sample of each batch of Product for a period equal to the greater of (i) one year after the date of Manufacture of such batch of Product or (ii) such period as required by Applicable Laws. Upon the request of CYTO, ABI shall ask HBL to make such samples available to CYTO for inspection. The retained sample shall be sufficient in size to allow CYTO to perform tests to determine whether the Product meets the Specifications. ABI shall store the retained sample in accordance with the Specifications and Applicable Law,

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(c)  maintain records to ensure CYTO’s ability to perform a complete lot history via lot tracing of the Product,

(d)  keep on file all manufacturing records and analytical results pertaining to the Manufacture of each batch of Product for a period expiring not earlier than one year after the expiration date of the last lot of the last batch of Product Manufactured and Shipped to CYTO. ABI shall make, and shall cause any Third Party manufacturer to make, such records available to CYTO upon request,

(e)  provide CYTO with notice within 48 hours following ABI's receipt of notification of any scheduled inspection, and as soon as possible following ABI's receipt of notification of any unscheduled inspection, by any Governmental Authority of ABI's facilities, books or records, or of the facilities, books or records of any subcontractor being utilized by ABI to perform any portion or all of the Manufacture or development of the Product. ABI shall inform such Governmental Authority that CYTO may desire to be present at such inspection; provided that CYTO’s right to be present is subject to approval by such Governmental Authority and subject to CYTO being available at the time and date established by such Governmental Authority and, with respect to any inspection of HBL's facilities, HBL's consent to the presence of CYTO at such inspection. ABI shall use reasonable efforts to secure a time and date for such inspection that is reasonably acceptable to CYTO; provided, however, that ABI alone shall have the right to make the final decision on all such matters;

(f)  maintain at its expense any and all licenses, permits and consents necessary or required to perform its obligations under this Agreement; and

(g)  ensure that all Products delivered, have a remaining shelf life from the time of manufacture of not less than five years if refrigerated to at least 2-8 degrees Centigrade or two years, if maintained at or below 25 degrees centigrade.

Section 6.05. CYTO's Duties if Manufacturing.

CYTO agrees to furnish to ABI with every Shipment a written certificate of analysis and Certificate of Compliance that confirms conformity of the Product to the Specifications and this Agreement. ABI shall analyze each Shipment promptly upon receipt in accordance with Section 8.02. In addition, CYTO shall:

(a)  provide ABI with written sampling and testing procedures used by CYTO or its manufacturer to assure that the Product conforms to the Specifications;

(b)  retain a sample of each batch of Product for a period equal to the greater of (i) one year after the date of Manufacture of such batch of Product or (ii) such period as required by Applicable Laws. Upon the request of ABI, CYTO shall make such samples available to ABI for inspection. The retained sample shall be sufficient in size to allow ABI to perform tests to determine whether the Product meets the Specifications. CYTO shall store the retained sample in accordance with the Specifications and Applicable Law,

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(c)  maintain records to ensure ABI’s ability to perform a complete lot history via lot tracing of the Product,

(d)  keep on file all manufacturing records and analytical results pertaining to the Manufacture of each batch of Product for a period expiring not earlier than one year after the expiration date of the last lot of the last batch of Product Manufactured by CYTO. CYTO shall make, and shall cause any Third Party manufacturer to make, such records available to ABI upon request.

Section 6.06. Failure to Supply.

ABI shall immediately notify CYTO if ABI is unable to fill any purchase order placed by CYTO pursuant to Section 7.06, and advise CYTO of the revised delivery date. CYTO shall then have the option of terminating the purchase order without obligation of payment or of accepting the revised delivery date. If ABI is unable to cure to CYTO’s reasonable satisfaction the circumstances giving rise to such failure within 15 business days after such notice, CYTO shall not be obligated to purchase any further Product from ABI under the then existing forecasts.

Notwithstanding the foregoing, ABI shall not be deemed to be unable to fill any order placed by CYTO if ABI's inability to fill any order arises as a result of a 50% or greater increase in CYTO’s order over CYTO’s immediately prior forecast. For example, if CYTO’s forecast for the initial three-month period was for 100 Units and CYTO’s forecast for the second three-month period was for 200 Units, then, if after the time the second three-month forecast becomes firm pursuant to Section 7.06(a), CYTO increased its orders, ABI would not be deemed to be unable to supply Product for any amount in excess of 300 Units for such three-month period

Section 6.07. Allocation.

If ABI is unable to supply all of the requirements of the Product, and quantities ordered by CYTO in accordance with Section 7.06, then ABI shall allocate the resources available to it so that CYTO receives at least its proportional share of available supplies as determined based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of CYTO.

Section 6.08. Records and Audits.

During the TERM and for a period of two years thereafter or such longer period as is required in order for CYTO to comply with Applicable Law, ABI shall keep complete and accurate records in sufficient detail to permit CYTO to confirm the completeness and accuracy of the information presented in each invoice sent to CYTO pursuant to this Agreement and all payments made by CYTO relying on such invoices hereunder. ABI shall permit an independent, certified public accountant reasonably acceptable to ABI to audit and/or inspect those records of ABI (including financial records) that relate to such invoices for the sole purpose of verifying the completeness and accuracy of such invoices during the preceding calendar year. Such inspection shall be conducted during ABI's normal business hours, no more than once in any 12-month

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period and upon at least ten days prior written notice by CYTO to ABI. If such accounting firm concludes that such payments were overpaid during the periods reviewed by such accountants, ABI shall pay CYTO the amount of any such overpayments, plus interest at a rate equal to the Prime Rate of Interest, within 30 days of the date CYTO delivers to ABI such accounting firm's report so concluding that such payments were overpaid. CYTO shall bear the full cost of such audit unless such audit discloses an overpayment by more than 5% of the amount due during such period. In such case, ABI shall bear the full cost of such audit.

ARTICLE VII:

PURCHASE AND SALE

Section 7.01. Purchase Price and Payment.

ABI shall sell, and CYTO shall purchase Bulk IFN and Product at a purchase price equal to, the actual amount (exclusive of the Royalties as defined in the HBL Agreement) paid to HBL under the HBL Agreement as in effect at the time of such sale and purchase, plus ****, and all other reasonable costs of Manufacture actually paid by ABI with respect to such Product, for all Product supplied by ABI to CYTO pursuant to this Agreement (the “Purchase Price”). HBL has agreed to an initial price per lozenge of **** for commercial lots of bulk lozenges. The price of lozenges for clinical testing will be negotiated in good faith but the price will depend on volume and packaging needed. ABI shall invoice CYTO for all Product manufactured by ABI for CYTO, which invoice shall be accompanied by reasonable documentation, i.e., invoices for amounts paid by ABI, supporting the amounts set forth in the invoice, and payment shall be made to ABI before CYTO takes physical possession of Product or Bulk IFN. CYTO shall pay in advance to ABI any third party setup fees or advance fees required as part of the costs of manufacture.

Section 7.02. Labeling and Artwork.

After execution of this Agreement, ABI shall review and comment on any labeling and proposed changes to the labeling of the Product and shall be entitled to participate in discussions with the Governmental Authorities concerning any labeling or proposed labeling change so long as CYTO is purchasing the Product from ABI. Notwithstanding the above, CYTO shall make the final decision with regard to any labeling or labeling revisions

Both Parties will approve all artwork developed for inclusion in the Product packaging, including carton labels, package inserts, etc., which approval will not be unreasonably withheld, conditioned or delayed by either Party. If CYTO wishes to institute changes in labeling artwork, both Parties will develop a mutually acceptable implementation schedule. The actual cost of implementing such change will be at CYTO’s sole cost and expense, including any materials made obsolete by CYTO’s changes to the artwork. Neither Party shall alter, change or in any way modify the artwork, which has previously been approved, for any reason, without prior written authorization from the other Party, which approval will not be unreasonably withheld, conditioned or delayed, and provided that such approved artwork shall conform to all Applicable Laws.

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Section 7.03. Purchase Forms.

Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

Section 7.04. Confirmation.

ABI shall confirm each purchase order within ten business days from the date of receipt of a purchase order and shall supply the Product within a maximum of 30 days from the date of acceptance of a purchase order, or later if so specified in the purchase order. Failure of ABI to confirm any purchase order shall not relieve ABI of its obligation to supply Product ordered by CYTO in conformity with this Agreement.

Section 7.05. Delivery.

Delivery for Product shall be at ABI's or its subcontractor's facility, which is currently located in Okayama, Japan, or such other location designated by ABI as CYTO may agree to in writing. Product shall be delivered, not cleared for export, to the carrier nominated by CYTO at the designated location, and CYTO, or its designated carrier, shall be responsible for loading. ABI shall ship Product in accordance with CYTO’s purchase order form or as otherwise directed by CYTO in writing. Title to any Product purchased by CYTO shall pass to CYTO upon the earlier of (a) a common carrier accepting possession or control of such Product, or (b) passage of such Product from the loading dock of ABI's or its subcontractor's facilities to CYTO or its agent.

Section 7.06. Forecasts and Orders.

Not later than six months after submission of the NDA for a Product or other applicable regulatory filing on a country-by-country basis, CYTO will provide ABI with a 12-month forecast of CYTO’s requirement of each Product, which forecast will include designation of whether such Product shall be provided in bulk or Unit form, for which an NDA, or other applicable regulatory filing, has been submitted, on a Product basis, as follows:

(a)  During the period commencing six months after submission of an NDA, or other applicable regulatory filing, for a Product through the end of the fourth full calendar quarter following the First Commercial Sale of that Product, the forecasts shall be provided quarterly, no less than 45 days prior to the beginning of each quarter. Said requirements will be based on standard production planning parameters, including sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like. The first two quarters of the 12-month forecast will be stated in monthly requirements. ABI will inform HBL and ask HBL to stock a minimum amount of Product equal to the second two quarters of the 12-month forecast. The first three months of the 12-month forecast will be firm orders to purchase. The second three months will be allowed to be flexed from the previous forecast by plus or minus 25% per month

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until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such three-month period shall not exceed 50% in aggregate during that three-month period. For example, if CYTO’s forecast for the first three months was for 100 Units and its forecast for the second three months was for 200 Units, the maximum number of Units CYTO could order at the time the second three-month period becomes fixed would be 300 Units (i.e., 50% of 200 Units plus the 200 Units originally forecast). The last two quarters of any 12-month forecast will be an estimate and not binding.

(b)  Following the end of the fourth full calendar quarter following the First Commercial Sale of a Product, CYTO will provide to ABI a rolling 12-month forecast for each Product with the first three months of the rolling 12-month forecast a firm order to purchase. Each forecast under this subsection (ii) shall be provided monthly, no less than 20 days prior to the beginning of each month. All orders will be for full batch quantities.

It is understood that ABI will not maintain Product inventory in excess of the applicable forecast, but will produce Product upon receipt of that portion of CYTO’s forecasts that constitute firm orders to purchase. Nothing in this Agreement shall obligate ABI to deliver Product if HBL is unable for any reason to provide Product.

CYTO agrees to purchase a sufficient amount of Product to enable CYTO to carry sufficient inventory to allow for fluctuations in sales demand so as to allow ABI reasonable lead-time to meet increased demand. ABI will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so. All forecasts will be made by CYTO to ABI in good faith based upon standard commercial parameters. From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, negotiate in good faith to revise such schedule.

ARTICLE VIII:

WARRANTY, REJECTION AND INSPECTIONS

Section 8.01. ABI Warranty.

ABI represents and warrants to CYTO that the Product delivered pursuant to this Agreement (a) shall comply with the Specifications and this Agreement and conform to the certificate of analysis for each such Product; (b) are not adulterated or misbranded under Applicable Laws; and (c) at the time of Manufacture and Shipment to CYTO, will be and are free from any failure or defects.

EXCEPT AS OTHERWISE SET FORTH HEREIN, ABI MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PURPOSE, AND ABI EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCT, EITHER EXPRESSED OR IMPLIED.

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Section 8.02. Rejection of Product for Failure to Conform to Specifications.

CYTO shall have 45 days after the receipt of any Shipment to determine conformity of the Shipment to the Specifications and/or Applicable Laws, except for hidden defects. A “hidden defect” shall mean a defect in the Product not discovered by CYTO during its testing of the Product in accordance with generally accepted industry testing procedures and which would not be a defect normally expected to be discovered in accordance with such testing. If testing of such Shipment shows a failure of the Shipment to meet the Specifications and/or Applicable Laws, CYTO may return the entire Shipment, or any portion thereof, to ABI at ABI's expense within a reasonable time following the above described testing, provided that notice of non-conformity is received by ABI from CYTO within 45 days of CYTO’s receipt of said Shipment. CYTO shall have the right to request that ABI provide to CYTO, within 30 days after such notice is received by it, Product that meets the Specifications and Applicable Laws or to promptly provide CYTO with full credit for the Purchase Price paid by CYTO for the returned Product. In the case of a hidden defect, CYTO shall have the right to request that ABI provide to CYTO, within thirty (30) days after a notice concerning a hidden defect is received by CYTO, Product that meets the Specifications and Applicable Laws or to promptly provide CYTO with full credit for the Purchase Price paid by CYTO for the returned Product. In either case, the cost of freight and handling to return or replace Product or shall be at the expense of ABI. If CYTO does not notify ABI of the non-conformity of the Product within 45 days of receipt of said Shipment, the Product shall be deemed to meet the Specifications (including those related to packaging of the Product) and Applicable Laws, except with respect to hidden defects. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or an adjustment in the Purchase Price in the event of any failure or defect in the Product. Should there be a discrepancy between CYTO’s test results and the results of testing performed by ABI, such discrepancies shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by CYTO and ABI. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In the event Product have been previously returned to ABI and such independent Third Party determines that the Product meets the Specifications, CYTO shall be responsible for all costs associated with the return.

Section 8.03. CYTO Inspections.

ABI shall ask HBL upon reasonable (but not less than fifteen (15) days) prior written notice by CYTO and during normal business hours to allow CYTO to inspect and audit ABI's facilities and the facilities of HBL or other subcontractors of ABI used to Manufacture the Product, twice annually, to confirm that the such facilities and the equipment, personnel and operating and testing procedures used by ABI or such subcontractors in the Manufacture, testing, storage and distribution of the Product are in compliance with Applicable Laws and the Governmental Approvals; provided that such inspection does not interfere with ABI's or such subcontractor's normal operations or cause ABI or such subcontractor's to violate or be in breach of any confidentiality agreements with any Third Parties.

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ARTICLE IX:

REGULATORY COMPLIANCE

Section 9.01. Maintenance of Marketing Authorizations.

CYTO will own all Marketing Authorizations. CYTO agrees, at its sole cost and expense, to maintain the Marketing Authorizations including obtaining any variations or renewals thereof, including all fees and licenses, including user fees, related to the Manufacture of the Product by CYTO. Each Party agrees that neither it nor its Affiliates or permitted sublicensees will do anything to adversely affect a Marketing Authorization.

Section 9.02. Adverse Drug Event Reporting and Phase IV Surveillance.

Each Party, including its permitted sublicensees, shall advise the other Party, by telephone or facsimile, immediately but in no event later than 24 hours after a Party, or its sublicensees, becomes aware of any potentially serious or unexpected adverse event (including adverse drug experiences, as defined in Applicable Laws) involving the Product (each, an “ADE”). Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to such Party, including customer name, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. During the TERM, CYTO shall have full responsibility for (i) monitoring such adverse reactions; and (ii) data collection activities that occur between CYTO and the patient or medical professional, as appropriate, including any follow-up inquiries which CYTO or ABI deem necessary or appropriate.

In the event either Party requires information, regarding adverse drug events with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report ADEs to the Governmental Authorities, each Party agrees to provide such information to the other on a timely basis.

The Parties agree to follow CYTO’s standard operating procedure for reporting and identifying adverse drug reactions (the “SOP”) in effect from time to time, a copy of which CYTO will provide to ABI. In the event the SOP is modified or amended during the TERM, CYTO shall provide ABI with copies of any such modification or amendment to the SOP for ABI's prior approval, which will not be unreasonably withheld, conditioned or delayed, at least five business days prior to such amendment taking effect. CYTO shall designate a qualified person under Applicable Laws to be responsible for ADE reporting in each country in the Territory.

If the report of an ADE causes a Governmental Authority to request a labeling revision as a result of an ADE or that a Phase IV surveillance program be conducted, then the Parties shall promptly enter into discussions and shall mutually agree on all of the material terms and

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conditions of such labeling revision or Phase IV surveillance program; provided, however the costs of such labeling revision or Phase IV surveillance program shall be paid by CYTO. CYTO shall have the authority to make the final decision with regard to any labeling revisions provided that CYTO will consider, in making its decision, the effect any such labeling revisions will have on the marketing and sale of the Product outside the Territory. CYTO agrees that should Applicable Laws require that any such interim data and results from such Phase IV surveillance programs be prepared in written form, CYTO shall comply with such requirements and provide all such information in writing to ABI and the Governmental Authorities in accordance with Applicable Laws. CYTO further agrees that ABI shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement ABI is required to undertake with respect to the Product, if any.

Section 9.03. Commercial Sale Testing and Reporting.

If, after the date of First Commercial Sale in any country in the Territory, a Governmental Authority requires (a) additional testing, modification or communication related to approved indications of the Product or (b) CYTO to conduct a Phase IV study as a condition to receiving a Marketing Authorization, then CYTO shall design and implement any such testing, modification or communication and the costs shall be paid by CYTO.

Section 9.04. Assistance.

Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article IX, subject to reimbursement of all of its out-of-pocket costs by the requesting Party.

Section 9.05. Compliance.

CYTO shall be responsible for compliance with Applicable Laws and the Governmental Approvals relating to the design, possession, promotion, marketing, sale, advertising and distribution of the Product and Units, including obtaining all necessary permits, licenses and any other requirements relating to the import, sale and distribution of the Product. ABI shall be responsible for compliance with Applicable Laws and Governmental Approvals relating to the Manufacture of the Product, as applicable, and with cGMP relating to the Manufacture and testing of the Product, as applicable. CYTO and ABI shall comply with all Applicable Laws within the Territory as set forth in this Agreement, including the provision of information by CYTO and ABI to each other necessary for ABI and CYTO to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other Governmental Authority, which relate to or may impact the Product or the Manufacture of the Product or the sales and marketing of the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Governmental Authority.

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ARTICLE X:

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.01. Corporate Power.

Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

Section 10.02. Due Authorization.

Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

Section 10.03. Binding Obligation.

Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

Section 10.04. Ownership of ABI Rights.

As of the Effective Date, ABI represents and warrants that (a) it has all right, title and interest in and to HBL IFN and the ABI Technology necessary to grant CYTO the licenses hereunder, (b) except for those rights granted to Existing Licensees under the Existing Licenses and except with respect to CYTO, it has not granted any license to any Third Party under the ABI Technology (or any component thereof) and is under no obligation to grant any such license, (c) there are no outstanding liens, encumbrances, agreements or understanding of any kind, either written, oral or implied, regarding either the ABI Technology, any component thereof or the rights of ABI in and to HBL IFN pursuant to the HBL Agreement.

Section 10.05. Material Agreements.

ABI represents and warrants that:

(a)  each Material Agreement is valid, binding, and enforceable in accordance with its terms against ABI and, to the knowledge of ABI, each other party thereto, and is in full force and effect.

(b)  ABI has performed in all material respects all obligations imposed on it under each Material Agreement and neither ABI nor to the knowledge of ABI, any other party to a Material

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Agreement is in material default under any Material Agreement nor is there any event that with notice or lapse of time, or both, would constitute a material default by ABI, or, to the knowledge of ABI, any other party thereunder;

(c)  true and complete copies of each Material Agreement, including any amendments thereto, have been delivered to CYTO or its counsel by ABI,

(d)  each of the HBL Agreement and the TAMU Agreement were duly and validly executed in accordance with Applicable Law and no Person is materially renegotiating any amount paid or payable under either agreement or any material term or provision of the HBL Agreement or the TAMU Agreement.

Section 10.06. Adverse Properties.

ABI represents and warrants that it knows of no adverse effects or other properties that may raise objections from the FDA or other Governmental Authorities or may affect the use, effectiveness or merchantability of the Product.

Section 10.07. Preservation of Name and Reputation.

During the TERM, each of the Parties shall endeavor to preserve the good name and reputation of the other Party and shall conduct itself in a manner as to maintain the good name and reputation of the other Party.

Section 10.08. Debarment.

During the TERM, neither of the Parties shall utilize any employee, representative, agent, assistant or associate who has been debarred pursuant to the Act in connection with any of the activities to be carried out under this Agreement.

Section 10.09. Limitation on Warranties.

Neither Party makes any warranties, express or implied, concerning the success or commercial utility of the Product.

Section 10.10. Limitation of Liability.

EXCEPT FOR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACHES BY A PARTY OF SECTION 15.01 OR INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

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ARTICLE XI:

PATENTS AND TRADEMARK

Section 11.01. Filing, Maintenance and Protection of Patents.

CYTO may, at CYTO's expense, file, maintain and protect the ABI Technology, if any, in the Territory during the TERM.

ARTICLE XII:

COVENANTS OF CYTO AND ABI

Section 12.01. Access to Books and Records.

CYTO shall permit ABI, at ABI's expense and during normal business hours, to exercise the inspection rights granted to ABI by CYTO under Section 4.06.

Section 12.02. Further Actions.

Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (i) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and Regulations thereunder and any other applicable federal or state securities laws and (ii) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party's counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the foregoing, each Party shall take or omit to take such action as the other Party shall reasonably request to cause the Parties to obtain any material Governmental Approvals and/or the expiration of applicable waiting periods, provided that the foregoing shall not obligate either Party to take or to omit to take any action (including, without limitation, the expenditure of funds or any holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) as in the good faith opinion of such Party, would cause a material adverse effect on a Party.

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Section 12.03. Equitable Relief.

The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of the covenants set forth in this Article XII or Section 15.01, and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non-breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 12.03 shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of the covenants set forth in this Article XII or Section 15.01. Subject to Section 16.03, the Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of this Article XII or Section 15.01 by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of this Article XII or Section 15.01. This Article XII shall apply with equal force to the breaching Party's Affiliates.

ARTICLE XIII:

INDEMNIFICATION

Section 13.01. CYTO Indemnified by ABI.

ABI shall indemnify and hold CYTO harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys' fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by ABI in this Agreement; (b) the Manufacture of any Product that is identifiable as having been Manufactured by or on behalf of ABI; (c) any claims that a Product (as a result of the use of the ABI Technology therein) or its Manufacture (as a result of the use of ABI Technology therein), use or sale infringes the patent, trademark or other intellectual property right of a Third Party.

Section 13.02. ABI Indemnified by CYTO.

CYTO shall indemnify and hold harmless ABI from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by CYTO in this Agreement or (b) CYTO’s material violation of any Applicable Law.

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Section 13.03. Prompt Notice Required.

No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the persons seeking indemnification (the “Indemnitee”) to the persons against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnitee becomes aware of such claim; provided that the failure to notify the Indemnitor shall not relieve it from any liability which it may have to the Indemnitee otherwise than under this Article XII. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than 60 days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time, the Indemnitor shall no longer be entitled to assume such defense.

Section 13.04. Indemnitor May Settle.

The Indemnitor shall at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event, the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability, which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action, which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

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ARTICLE XIV:

DISPUTE RESOLUTION

Section 14.01. Disputes.

The Parties recognize that disputes as to certain matters may from time to time arise during the TERM, which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XIV if and when a dispute arises under this Agreement.

Unless otherwise specifically recited in this Agreement, disputes among the Parties will be resolved as recited in this Article XIV. Disputes among the Parties first shall be presented to the chief executive officers of ABI and CYTO, or their respective designees, for resolution. In the event that the chief executive officers of ABI and CYTO, or their respective designees, cannot resolve the dispute within ten days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the provisions of Section 14.02.

Section 14.02. Trial Without Jury.

If the Parties fail to resolve the dispute through negotiation in accordance with Section 14.01, each Party shall have the right to pursue any of the remedies legally available to resolve the dispute; provided, however, that the Parties expressly waive any right to a jury trial in any legal proceedings under this Section 14.02.

Section 14.03. Performance to Continue.

Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or related to this Agreement; provided, however, that a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.

Section 14.04. Provisional Remedies.

Although the procedures specified in this Article XIV are the sole and exclusive procedures for the resolution of disputes arising out of or related to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief, if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

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Section 14.05. Determination of Patents and Other Intellectual Property.

 Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to a Party's patents shall be submitted exclusively to federal court.

ARTICLE XV:

CONFIDENTIALITY

Section 15.01. Confidentiality.

During the TERM and for a period of five years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates and its employees, agents, consultants and other representatives (“Representatives”) to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

Section 15.02. Publicity Review.

The Parties agree that the public announcement of the execution of this Agreement shall be in the form of press releases issued by each of the Parties on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. The Parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding the Product. The principles to be observed by ABI and CYTO in such public disclosures will be: accuracy, compliance with FDA Regulations and other FDA guidance documents and other Applicable Laws, the advantage a competitor of ABI or CYTO may gain from any public statements under this Section 15.02, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to ABI and CYTO. The terms of this Agreement may also be disclosed by a Party to: (a) government agencies where required by law, including filings required to be made by law with the United States Securities and Exchange Commission

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(“SEC”), (b) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, or (c) lenders, investment bankers and other financial institutions solely for purposes of financing the business operations of such Party, so long as such disclosure in (b) and (c) above is made under an agreement of confidentiality at least as restrictive as the confidentiality provisions in Section 15.01, to the extent possible highly sensitive terms and conditions such as financial terms are extracted from the Agreement (including in any disclosure required by law or the SEC) or deleted upon the request of the other Party, and as the disclosing Party gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure.

ARTICLE XVI:

MISCELLANEOUS

Section 16.01. Commercially Reasonable Efforts.

Each Party shall use commercially reasonable and diligent efforts to perform its responsibilities under this Agreement. As used herein, the term “commercially reasonable and diligent efforts” means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

Section 16.02. Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

If to ABI : Dr. Joseph M. Cummins, Chairman & CEO
Amarillo Biosciences, Inc.
4134 Business Park Drive
Amarillo, TX 79110
Facsimile: (806) 376-9301

With a copy to: Edward L. Morris, Legal Counsel
SandersBaker, PC
320 S. Polk, Ste. 700
Amarillo, TX 79101
Facsimile: (806) 372-3725

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If to CYTO: John Gu, Chief Executive Officer
Cytopharm, Inc.,
6th Fl, No. 6, Sec. 1, Jungshing Road
Wugu Shiang, Taipei County, 248 Taiwan
Facsimile: (886) 2 8976-9626
Telephone: (886) 2 8976-9628

Notice so given shall be deemed given and received (i) if by mail on the 15th day after posting; (ii) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (iii) if by overnight delivery courier, on the next business day following the day such notice is delivered to the courier service.

Section 16.03. Severability.

Whenever possible, each clause, subclause, provision or condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Agreement should be prohibited or invalid under applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Agreement.

Section 16.04. Entire Agreement/Merger.

This Agreement sets forth the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the Parties hereto in connection with the subject matter hereof. All discussions between the Parties have been merged into this Agreement, and neither Party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the Party to be bound thereby.

Section 16.05. Amendment.

No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the Parties hereto by their duly authorized representatives.

Section 16.06. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission shall be deemed a valid signature.

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Section 16.07. No Waiver of Rights.

No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

Section 16.08. Force Majeure.

Neither Party shall be liable hereunder to the other Party nor shall be in breach for failure to deliver, provided failure to deliver is no greater than the delay in time caused by circumstances beyond the control for either Party, including acts of God, fires, floods, riots, wars, civil disturbances, sabotage, accidents, labor disputes, shortages, government actions (including priorities, requisitions, allocations and price adjustment restrictions) and inability to obtain material, equipment, labor or transportation (collectively, “Force Majeure”).

Section 16.09. Further Assurances.

The Parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

Section 16.10. Assignment and Sublicense.

Neither this Agreement nor any of the rights, interests, options or obligations hereunder may be assigned, sublicensed or delegated by either of the Parties without the prior written consent of the other Party, provided, however, that either CYTO or ABI may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Further, a Party may assign or sublicense any and all of its rights, interests, options, and delegate all obligations hereunder, to any Affiliate of such Party (and such Affiliate may further assign or sublicense this Agreement to such Party or any other Affiliate of such Party) without the consent of the other Party. In the event of an assignment or sublicense to an Affiliate, the assigning Party shall guarantee the performance of such assignee or sublicensee. The assignment or sublicense to an Affiliate shall not operate to discharge the assignor or sublicensor from any obligation under this Agreement. Any assignment that contravenes this Section 16.10 shall be void ab initio.

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Section 16.11. Expenses.

The Parties hereto shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

Section 16.12. Binding Effect.

This Agreement, and all of the terms, provisions and conditions hereof, shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 16.13. Governing Law.

This Agreement shall be construed and interpreted in accordance with the laws of California, USA if a lawsuit against CYTO is initiated by ABI, and any such suit shall be brought in California, USA; this Agreement shall be construed and interpreted in accordance with the laws of Texas, USA, if a lawsuit against ABI is initiated by CYTO, and any such suit shall be brought in Texas, USA.

Section 16.14. Survival of Representations and Warranties.

All statements contained herein, or in any schedule hereto, shall be considered a representation, warranty or covenant of the Party making such statement. All representations, warranties, covenants contained herein, or in any schedule hereto, shall survive the closing of this transaction.

Section 16.15. No Strict Construction.

This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Section 16.16. Independent Contractors.

The status of the Parties under this Agreement shall be that of independent contractor. No Party shall have the right to enter into any agreements on behalf of the other Party nor shall it represent to any Person that it has such right or authority.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

AMARILLO BIOSCIENCES, INC.

By: /s/ Joseph M. Cummins
Joseph M. Cummins,
President and Chief Executive Officer

CYTOPHARM, INC.

By: /s/ Ellson Y. Chen
Ellson Y. Chen
Chairman of the Board of Directors